RALPH E. DAVIS
ASSOCIATES, INC.

CONSENT OF
RALPH E. DAVIS ASSOCIATES, INC.

We hereby consent to the use of the name "Ralph E. Davis Associates, Inc." and the references to Ralph E. Davis Associates, Inc., and the inclusion of and references to our report, or information contained therein, dated November 29, 2005, prepared for Cadence Resources Corporation in the Post Effective Amendment No. 2 to the SB-2 Registration Statement.

Houston, Texas
December 29, 2005

RALPH E. DAVIS ASSOCIATES, INC.

Joseph Mustacchia, Jr.

Joseph Mustacchia, Jr.
Executive Vice-President

1717 St. James Place, Suite 460 Houston, Texas 77056 Office 713-622-8955 Fax 713-626-3664 www.ralphedavis.com
Worldwide Energy Consultants Since 1924